Exhibit 99.1

Black Diamond, Inc.
2084 East 3900 South,
Salt Lake City, Utah 84124

August 28, 2011

Via Regular Mail and Email (ryan_nolan@troweprice.com)

Mr. Ryan Nolan
T. Rowe Price
100 East Pratt Street
Baltimore, Maryland 21202

Dear Mr. Nolan:

Reference is made to the letter, dated March 17, 2011, sent by Black Diamond, Inc. (the “Company”) to T. Rowe Price concerning the Company’s approval of ownership by T. Rowe Price and its affiliates (collectively, “T. Rowe Price”) of shares of the Company’s outstanding common stock in excess of 4.9% on behalf of advisory clients, in light of the Company’s Rights Agreement dated as of February 12, 2008; provided that such ownership does not exceed 10% of the Company’s outstanding shares of common stock and that T. Rowe Price remains continuously eligible to report its ownership of the Company’s common stock on Schedule 13G.

This letter is intended to clarify that the approval granted pursuant to the March 17, 2011 letter described above is further subject to: (i) each individually-managed fund within T. Rowe Price not owning shares of the Company’s outstanding common stock, directly or indirectly, in excess of 4.95%; (ii) the non-fund entities within T. Rowe Price collectively not owning shares of the Company’s outstanding common stock, directly or indirectly, in excess of 4.95%; and (iii) none of the individually-managed funds or the non-fund entities within T. Rowe Price acquiring shares in the Company pursuant to any formal or informal agreement between or amongst any such entities (i.e., the investment decisions being made on behalf of each fund or entity is not based on the investment decisions by any other funds or entities).

Should you have any questions, please do not hesitate to contact me.

Very truly yours, BLACK DIAMOND, INC.

By:	/s/ Robert Peay
Name: Robert Peay Title: Chief Financial Officer

cc:	Mr. Warren B. Kanders, Chairman of the Board of Directors of Black Diamond, Inc.